EXHIBIT 5.1

CHOATE, HALL & STEWART LLP
TWO INTERNATIONAL PLACE
BOSTON, MA 02110

May 26, 2006

Ibis Technology Corporation
32 Cherry Hill Drive
Danvers, MA  01742

Re:                Post-Effective Amendment No. 3 to Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Ibis Technology Corporation, a Massachusetts corporation (the “Company”), in connection with the registration on Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 300,000 shares of Common Stock of the Company under the Ibis Technology Corporation Amended and Restated 1997 Employee, Director and Consultant Stock Option Plan (the “Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including, without limitation, (a) the Plan, (b) the Company’s Restated Articles of Organization, (c) the Company’s Restated By-laws, (d) a specimen of the form of Certificate evidencing the shares of Common Stock of the Company and (e) the minute books of the Company. We have assumed the genuineness of all signatures, the conformity to the originals of all documents received as copies, the authenticity and completeness of all original documents received in original form and the legal competence of each individual executing such documents.

We express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company issuable pursuant to the Plan are duly authorized and, when issued pursuant to the terms of the Plan and the terms of any agreement relating to such issuance, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP